Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Second Quarter 2016 Results

SAN JUAN, Puerto Rico, August 4, 2016 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced consolidated revenues of $752.7 million and a pro forma net income of $2.8 million, or 11 cents per share, versus pro forma net income of $7.4 million, or 28 cents per share, a year ago.

Quarterly Consolidated Highlights

●	Consolidated operating revenues were $747.4 million, a 3.0% decrease from last year, reflecting lower premiums in the Managed Care segment;
●	Consolidated operating income was $4.2 million;
●	Consolidated loss ratio was 85.3%;
●	Medical loss ratio (MLR) was 88.2%;
●	Deferred tax expense increased approximately $2.6 million, or 11 cents per share, due to reassessment of certain deferred taxes;
●	Net income was $3.9 million, or $0.16 per diluted share.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management, said, “We are not satisfied with this quarter’s financial results but are confident that with a more integrated organizational structure and our continued focus on strategically enhancing core capabilities, the company will deliver stronger long-term performance.

“The period’s results were mainly impacted by a $16.4 million unfavorable reserve development in the Commercial and Medicare segments.  This development is mainly driven by temporary timing issues in the processing of claim adjustments.  We are working with our providers to improve their coding, claims submissions and reconciliation procedures, making incremental investments in our systems, data analytics and reporting capabilities and enhancing our internal processes. These measures all aim to increase the consistency of our reserve estimates and hence the predictability of our earnings.

“Our primary goal, which is to reposition the business for growth amidst a challenging economic environment and a rapidly changing healthcare landscape, remains unchanged. We have made significant strides—simplifying our organization, strengthening our management team and, most importantly, increasing accountability—but still have work to do as we build for the future.”

Triple-S Management Corporation
Garcia-Rodriguez concluded, “We are encouraged by the recent enactment of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA). The law establishes fiscal controls and an orderly mechanism for Puerto Rico to restructure its $70 billion debt load, as well as a roadmap for the resumption of economic expansion. Importantly, PROMESA mandates the formation of a Congressional taskforce responsible for not only creating this roadmap, but also examining the island’s health care delivery system and equitable access to federal health care programs. We are working closely with the Puerto Rican healthcare community to ensure that our collective voice is heard in Washington, DC.”

Selected Consolidated Quarterly Details

●	Pro-forma net income was $2.8 million, decreasing 62.2% year over year.
●	Consolidated premiums earned were $729.1 million, down 3.3% from last year. The decrease was principally due to lower premiums in the Managed Care segment, reflecting lower fully-insured membership across all sectors and a reduction to Medicaid premiums of $14.6 million recognized as a return premium to the government of Puerto Rico. These fluctuations are offset by premium rate increases in our commercial business.
●	The consolidated loss ratio of 85.3% was up 70 basis points from a year ago. The rise in this metric reflects an 80-basis-point increase in the Managed Care MLR, offset by a 90-basis-point decline in the loss ratio of the Property and Casualty segment.
●	Net investment income increased by $1.9 million, or 17.3%, to $12.9 million when compared to the same period in 2015, reflecting higher invested balances.
●	Consolidated operating expenses decreased $5.7 million and the operating expense ratio fell 20 basis points year over year to 16.5%. This decline primarily reflects a reduction in the expenses related to the run-off of the previous Medicaid ASO agreement. The lower operating expenses are also attributable to a decrease in the provision for doubtful accounts. These fluctuations were partially offset by a new business-to-business tax implemented in Puerto Rico during the third quarter of 2015 and an increase in the Health Insurance Providers Fee.
●	In the Property and Casualty segment, the tax rate used to measure several temporary differences was reassessed. As a consequence, this rate was changed from 20% to 39%, resulting in an increase to the segment’s deferred tax expense of approximately $2.6 million.
●	Triple-S Management repurchased 284,846 shares during the quarter. As of June 30, 2016, the Company has approximately $6.8 million remaining under the buyback program authorized in November 2015.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $669.3 million, down $26.5 million or 3.8%, year over year, largely reflecting a decrease in fully-insured membership.
o	Total Medicaid premiums were down $24.4 million, to $181.2 million, as a result of the membership decline. The decrease also reflects the recording of the, $14.6 million of excess profit (return premiums) mentioned above, reflecting a better loss experience that resulted in profits over the allowable 2.5% margin threshold.
o	Medicare premiums of $273.1 million decreased 2% year over year, reflecting lower enrollment and the reduction in 2016 reimbursement rates.
o	Commercial premiums were up 1.6% from a year ago to $215.0 million, resulting from higher average premium rates, offset in part by a decline in fully-insured member month enrollment.
●	Managed Care MLR of 88.2% was up 80 basis points from the prior year. Excluding the impact of prior-period reserve developments, as well as moving the mid-year and final 2015 risk score revenue adjustments to the corresponding period, the Managed Care MLR remained constant at 87.9%.
●	Medical operating expenses were $92.8 million, down $7.4 million or 7.4%, year over year, primarily reflecting the reduction in expenses related to the run-off of the previous Medicaid ASO agreement. The lower operating expenses are also attributable to a decrease in the provision for doubtful accounts, mostly due to the prior-year strengthening of the bad debt allowance. These fluctuations were partially offset by a new business-to-business tax implemented in Puerto Rico during the third quarter of 2015 and an increase in the Health Insurance Providers Fee, resulting from the higher fully-insured member month enrollment associated with the change in the Medicaid model.

Triple-S Management Corporation
Consolidated Six-Month Recap

For the six months ended June 30, 2016, consolidated operating revenues increased 11.8% year over year to $1.5 billion, primarily reflecting the additional Managed Care premiums generated under the new at-risk Medicaid contract that became effective April 1, 2015. Total Medicaid premiums during this period were $383.4 million, $177.8 million higher than last year. Consolidated claims for the six-month period were $1.2 billion, up 16.7% over last year, reflecting the higher fully-insured Managed Care enrollment associated with the new Medicaid contract. The consolidated loss ratio was up 190 basis points to 85.1% and the MLR rose 170 basis points, to 88.0%. Consolidated operating expenses for the six months ended June 30, 2016 were $244.1 million and the operating expense ratio was 16.5%. Pro-forma net income for the six-month period was $6.1 million, or $0.25 per diluted share, based on weighted average shares outstanding of 24.7 million, compared with $16.5 million, or $0.63 per diluted share, based on weighted average shares outstanding of 26.3 million at the same time last year.

Conference Call and Webcast

Management will host a conference call and webcast on August 4, 2016 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and six months ended June 30, 2016. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s pro-forma net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of pro-forma net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Triple-S Management Corporation
Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	June 30, 2016	December 31, 2015
Assets

Investments	$1,465,830	$1,341,546
Cash and cash equivalents	96,140	197,818
Premium and other receivables, net	348,204	282,646
Deferred policy acquisition costs and value of business acquired	188,976	190,648
Property and equipment, net	70,356	73,953
Other assets	145,788	119,534

Total assets	$2,315,294	$2,206,145

Liabilities and Equity

Policy liabilities and accruals	$1,080,690	$1,067,537
Accounts payable and accrued liabilities	319,834	254,925
Long-term borrowings	36,007	36,827

Total liabilities	1,436,531	1,359,289

Stockholders’ equity:
Common stock	24,574	24,999
Other stockholders’ equity	854,862	822,527

Total Triple-S Management Corporation stockholders’ equity	879,436	847,526

Non-controlling interest in consolidated subsidiary	(673)	(670)

Total stockholders’ equity	878,763	846,856

Total liabilities and equity	$2,315,294	$2,206,145

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Premiums earned, net	$729,049	754,107	$1,467,583	1,286,665
Administrative service fees	4,520	4,549	9,603	33,672
Net investment income	12,875	10,998	24,233	21,916
Other operating revenues	915	641	1,727	1,794

Total operating revenues	747,359	770,295	1,503,146	1,344,047

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(1,434)	(1,660)	(1,434)	(2,862)
Net realized gains, excluding other-than-temporary impairment losses on securities	2,954	12,267	3,012	19,682

Total net realized investment gains on sale of securities	1,520	10,607	1,578	16,820

Other income, net	3,859	1,083	4,734	2,842

Total revenues	752,738	781,985	1,509,458	1,363,709

Benefits and expenses:
Claims incurred	622,087	637,898	1,248,781	1,070,328
Operating expenses	121,112	126,824	244,092	254,199

Total operating costs	743,199	764,722	1,492,873	1,324,527

Interest expense	1,954	2,074	3,836	4,256

Total benefits and expenses	745,153	766,796	1,496,709	1,328,783

Income before taxes	7,585	15,189	12,749	34,926

Income tax expense (benefit)	3,707	(3,712)	5,416	1,219

Net income	3,878	18,901	7,333	33,707

Less: Net loss attributable to the non-controlling interest	2	25	3	55

Net income attributable to Triple-S Management Corporation	$3,880	$18,926	$7,336	$33,762

Earnings per share attributable to Triple-S Management Corporation:
Basic net income per share	$0.16	$0.73	$0.30	$1.29
Diluted net income per share	$0.16	$0.73	$0.30	$1.28

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Six Months ended June 30,
	2016	2015

Net cash (used in) provided by operating activities	$(10,565)	$76,728

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	163,150	241,476
Fixed maturities matured/called	14,301	34,906
Equity securities sold	32,252	65,621
Securities held to maturity - fixed maturities matured/called	700	100
Acquisition of investments:
Securities available for sale:
Fixed maturities	(150,005)	(259,984)
Equity securities	(136,104)	(12,165)
Securities held to maturity - fixed maturities	(609)	(103)
Increase in other investments	(1,383)	(2,522)
Net disbursements for policy loans	(400)	(74)
Net capital expenditures	(2,716)	(3,003)

Net cash (used in) provided by investing activities	(80,814)	64,252

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	4,074	1,028
Repayments of long-term borrowings	(820)	(11,820)
Repurchase and retirement of common stock	(14,560)	(25,988)
Proceeds from policyholder deposits	7,942	4,538
Surrenders of policyholder deposits	(6,935)	(6,271)

Net cash used in financing activities	(10,299)	(38,513)

Net (decrease) increase in cash and cash equivalents	(101,678)	102,467

Cash and cash equivalents, beginning of period	197,818	110,037

Cash and cash equivalents, end of period	$96,140	$212,504

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2016	2015	Percentage Change		2016	2015	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$215.0	$211.6	1.6%		$430.5	$424.1	1.5%
Medicare	273.1	278.6	(2.0%)		534.0	538.6	(0.9%)
Medicaid	181.2	205.6	(11.9%)		383.4	205.6	86.5%
Total Managed Care	669.3	695.8	(3.8%)		1,347.9	1,168.3	15.4%
Life Insurance	38.8	36.3	6.9%		77.9	74.1	5.1%
Property and Casualty	21.7	22.5	(3.6%)		43.0	45.3	(5.1%)
Other	(0.7)	(0.5)	(40.0%)		(1.2)	(1.0)	(20.0%)
Consolidated premiums earned, net	$729.1	$754.1	(3.3%)		$1,467.6	$1,286.7	14.1%

Operating revenues (loss): [1]
Managed Care	$679.2	$706.1	(3.8%)		$1,367.6	$1,211.6	12.9%
Life Insurance	45.2	42.4	6.6%		90.2	86.0	4.9%
Property and Casualty	24.0	24.6	(2.4%)		47.3	49.5	(4.4%)
Other	(1.0)	(2.8)	64.3%		(2.0)	(3.1)	35.5%
Consolidated operating revenues	$747.4	$770.3	(3.0%)		$1,503.1	$1,344.0	11.8%

Operating income (loss): [2]
Managed Care	$(3.8)	$(2.5)	(52.0%)		$(4.4)	$8.5	(151.8%)
Life Insurance	5.1	5.3	(3.8%)		10.6	10.1	5.0%
Property and Casualty	3.4	2.5	36.0%		5.5	4.0	37.5%
Other	(0.5)	0.3	(266.7%)		(1.4)	(3.1)	54.8%
Consolidated operating income	$4.2	$5.6	(25.0%)		$10.3	$19.5	(47.2%)

Operating margin: [3]
Managed Care	(0.6%)	(0.4%)	-20	bp	(0.3%)	0.7%	-100	bp
Life Insurance	11.3%	12.5%	-120	bp	11.8%	11.7%	10	bp
Property and Casualty	14.2%	10.2%	400	bp	11.6%	8.1%	350	bp
Consolidated	0.6%	0.7%	-10	bp	0.7%	1.5%	-80	bp
Depreciation and amortization expense	$3.6	$4.0	(10.0%)		$7.3	$8.1	(9.9%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs.  Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2016	2015	2016	2015
Member months enrollment:
Commercial:
Fully-insured	1,063,422	1,125,363	2,159,704	2,269,092
Self-insured	540,221	561,220	1,083,247	1,135,554
Total Commercial	1,603,643	1,686,583	3,242,951	3,404,646
Medicare Advantage	351,108	355,942	715,535	703,024
Medicaid:
Fully-insured	1,206,345	1,303,512	2,428,237	1,303,512
Self-insured	-	-	-	4,229,082
Total Medicaid	1,206,345	1,303,512	2,428,237	5,532,594
Total member months	3,161,096	3,346,037	6,386,723	9,640,264

Claim liabilities (in millions)			$341.5	$348.3 *
Days claim payable			52	53 *

Premium PMPM:
Managed Care	$255.37	$249.85	$254.15	$273.25
Commercial	202.18	188.03	199.33	186.90
Medicare Advantage	777.82	782.71	746.29	766.12
Medicaid	150.21	157.73	157.89	157.73

Medical loss ratio:	88.2%	87.4%	88.0%	86.3%
Commercial	89.2%	85.4%	86.0%	84.3%
Medicare Advantage	86.6%	86.6%	88.3%	86.2%
Medicaid	89.3%	90.5%	89.7%	90.5%

Adjusted medical loss ratio: [1]	87.9%	87.9%	88.4%	88.2%
Commercial	85.7%	86.7%	84.6%	87.0%
Medicare Advantage	88.7%	85.9%	90.4%	87.7%
Medicaid	90.0%	91.2%	90.0%	91.2%

Operating expense ratio:
Consolidated	16.5%	16.7%	16.5%	19.3%
Managed Care	13.7%	14.2%	13.6%	16.1%
*	Information provided as of December 31, 2015.

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and present them in the corresponding period.

Triple-S Management Corporation
Managed Care Membership by Segment	As of June 30,
	2016	2015

Members:
Commercial:
Fully-insured	349,281	375,083
Self-insured	179,621	186,357
Total Commercial	528,902	561,440
Medicare Advantage	116,215	120,147
Medicaid	402,661	433,093
Total members	1,047,778	1,114,680

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Pro Forma Net Income
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2016	2015	2016	2015

Net income	$3.9	$18.9	$7.3	$33.8
Less pro forma adjustments:
Net realized investment gains, net of tax	1.2	8.5	1.2	13.5
Non-recurring tax benefit	-	3.1	-	3.1
Private equity investment income, net of tax [1]	(0.1)	(0.1)	-	0.7
Pro forma net income	$2.8	$7.4	$6.1	$16.5
Diluted pro forma net income per share	$0.11	$0.28	$0.25	$0.63

Pro-forma net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of pro-forma net income and pro-forma net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

1 The pro-forma net income for 2015 was modified to exclude equity pick-up generated from private equity investments.

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